Exhibit 99.1

Media Release BlackRock Announces Reverse Stock Split for iShares Gold Trust

NEW YORK, March 3, 2021 – BlackRock announced today a 1 for 2 reverse stock split for the iShares Gold Trust (NYSE Arca: IAU), which will be effective on May 24, 2021, at market open.

“Since its inception in 2005, IAU has provided investors with a convenient, cost-effective access to physical gold. We are now seeing a shift in IAU’s investor base and in how the product is being used- expanding into a long-term buy and hold investor strategy, as well as a tool for tactical investment in gold,” said Chad Slawner, U.S. Head of iShares Product for BlackRock. “As a leader in providing access to precious metals through commodity exchange traded products, BlackRock is committed to delivering quality investment solutions that best meet clients’ needs.”

Once implemented, the reverse stock split will raise the share price of IAU and decrease the number of outstanding shares. The total value of shares outstanding and the total value of a shareholder’s investment in the fund will not be affected by the reverse split. As a result of the reverse split, a shareholder potentially could hold a fractional share, which cannot trade on the Exchange. A shareholder’s proportional fractional shares will be redeemed for cash and paid to the shareholder’s brokerage account of record. Such redemption may have tax implications for those shareholders, and a shareholder could recognize a gain or loss in connection with the redemption of the shareholder’s fractional shares.

As of February 26, 2021, IAU has $29.1bn in AUM. On May 24, 2021, the iShares Gold Trust will have a new CUSIP:

NYSE Arca Ticker IAU – Current CUSIP: 464285105; New CUSIP: 464285204

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate | Twitter: @blackrock | LinkedIn: www.linkedin.com/company/blackrock

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About iShares

iShares unlocks opportunity across markets to meet the evolving needs of investors. With more than twenty years of experience, a global line-up of 900+ exchange traded funds (ETFs) and $2.67 trillion in assets under management as of December 31, 2020, iShares continues to drive progress for the financial industry. iShares funds are powered by the expert portfolio and risk management of BlackRock, trusted to manage more money than any other investment firm1

MEDIA CONTACT:

Soogyung Jordan Soogyung.Jordan@BlackRock.com 646.276.5403	Federico Serrano Federico.Serrano@BlackRock.com 646.352.2218

This information must be preceded or accompanied by a current prospectus. Investors should read it carefully before investing. Click here for a current prospectus.

The iShares Gold Trust is not a standard ETF. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

Investing involves risk, including possible loss of principal. Because shares of the Trust are intended to reflect the price of the gold held by the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value ("NAV"). Brokerage commissions will reduce returns. Commodities' prices may be highly volatile. Prices may be affected by various economic, financial, social and political factors, which may be unpredictable and may have a significant impact on the prices of precious metals.

Shares of the Trust are intended to reflect, at any given time, the market price of gold owned by the Trust at that time less the Trust's expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by such shares. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

This material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

Prepared by BlackRock Investments, LLC, member FINRA.

©2021 BlackRock, Inc. All rights reserved. iSHARES and BLACKROCK are trademarks of BlackRock, Inc., or its subsidiaries in the United States and elsewhere. All other marks are the property of their respective owners.

1 Based on $8.68 trillion in AUM as of 12/31/20

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